Exhibit 10.1

May 22, 2017
Mr. Jeffrey M. Snider
By electronic delivery

Dear Jeff:

I am pleased to provide you in this letter (this “Agreement”) with the AMENDED AND RESTATED terms and conditions of your continued employment by Sonus Networks, Inc. (the “Company”). The principal purpose of this Agreement is to consolidate the changes that have been made to your employment terms since you joined the Company.

1.            Position.  The Company agrees to continue to employ you as Chief Administrative Officer, Senior Vice President, General Counsel and Corporate Secretary, reporting to the President and Chief Executive Officer.  As the Company’s organization evolves, in addition to performing duties and responsibilities associated with the position of Chief Administrative Officer you may be assigned other Executive duties and responsibilities as the Company may determine.

2.            Nature of Relationship.  Subject to the severance and other provisions of Section 7 below, your employment shall not be for any specified period of time.  Employment at Sonus Networks, Inc. is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of Section 7 below.

3.            Compensation.  During your employment with the Company, you will receive the following compensation:

(a)
Base Compensation.  Your base salary (“Base Salary”) will be at the annualized rate of $350,000.00, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.  The Company will review your Base Salary on an annual basis and such base salary may be adjusted at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”); provided that you may elect to terminate your employment for Good Reason under Section 8(b)(A) below if the Compensation Committee reduces your Base Salary.

(b)
Target Bonus.  You will be eligible to participate in the Senior Management Cash Incentive Plan (or its successor) during each year you are employed by the Company with a target bonus of 75% of your then-current annual base salary (“Target Bonus”).  Specific objectives for your Target Bonus will be agreed upon with the Compensation Committee on or after January 1 with respect to an award for such year.  Your annual Target Bonus will be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus period.

(c)
Acquisition. In the event of an Acquisition (defined below), (i) 100% of all unvested options granted to you to purchase the Company’s common stock shall accelerate and all such options shall immediately become vested and exercisable and (ii) 100% of all restricted shares granted to you shall accelerate and become fully vested and any and all restrictions on such restricted shares shall be terminated and any and all legends shall be removed.

4.            Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)	You will be entitled to vacation consistent with Company policy and limitations;

(b)
You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(c)
The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

5.            Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment, you and the Company became parties to a Noncompetition and Confidentiality Agreement as of the commencement of your employment, and such agreement remains in full force and effect.

6.            Indemnity.  As an executive of the Company, the Company provided you with an Indemnity Agreement that you and the Company entered into as of the commencement of your employment, and such agreement remains in full force and effect.

7.            Termination and Eligibility for Severance.  If your employment with the Company is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), the Company will provide you the following severance and related post-termination benefits:

(a)
a lump sum payment equal to the sum of your then annual base salary and your then target annual bonus, less applicable state and federal withholdings; provided, however, if such termination occurs in contemplation of, upon or after an Acquisition, the Company will provide you a single lump sum equal to (i) eighteen (18) months of your then-current base salary and (ii) your then-current target annual bonus at 150% of target, less applicable state and federal withholdings;

(b)
continuation of payment of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, however, if such termination occurs in contemplation of, upon or after an Acquisition, the Company will provide you continuation of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment; but provided further, that if immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(c)	any allowable unreimbursed expenses and any accrued but unused vacation pay owing to you at the time of termination;

(d)
any stock options granted to you by the Company to purchase the Company’s common stock that are unvested as of the termination date and would vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following your termination date or the original remaining life of the options; and

(e)
any restricted shares granted to you by the Company that are unvested as of the termination date will accelerate and immediately vest upon termination, and any and all restrictions on such restricted shares shall be terminated and any and all legends shall be removed so that the shares be and are freely marketable.

The Company’s provision of the benefits described in Sections 7(a), (b), (d) and (e) above shall be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the “Release Agreement”), which Release Agreement must be delivered to the Company within twenty-one (21) days following the termination of your employment.  The lump sum payments described in Section 7(a) above shall be made on the eighth (8th) day following the termination of your employment, after the Company’s receipt of the executed Release Agreement and the expiration of any revocation period described in the Release Agreement.  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 7.

The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination.  If you seek to terminate your employment for Good Reason, the Company shall have ten (10) business days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.  Upon a termination for Cause by the Company or upon a termination without Good Reason, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

8.            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)	“Acquisition” as used in this Agreement shall mean the first to occur of any of the following:

i.
any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its Affiliates), is or becomes the “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

ii.
in the event that the individuals who as of the date hereof constitute the Board of Directors, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

iii.
the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale; individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving or acquiring corporation following the consummation of such merger, consolidation or sale;

iv.	the stockholders of the Company approve a plan of complete liquidation of the Company; or

v.	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(b)
“Good Reason” as used in this Agreement means the occurrence of any of the following without your consent: (A) a reduction in your annual Base Salary set forth above; (B) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status unless agreed to in writing by you, or (C) the relocation of the Company to a location that is more than fifty (50) miles from the Company’s current headquarters location in Westford, MA.

(c)
“Cause” as used in this Agreement means the occurrence of any of the following: (i) your indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (ii) gross negligence or willful misconduct by you in the performance of your duties that is likely to have an adverse affect on the Company or its reputation; (iii) your commission of an act of fraud or dishonesty in the performance of your duties; (iv) repeated failure by you to perform your duties which are reasonably and in good faith requested in writing by the Chief Executive Officer of the Company or the Board of Directors of the Company; (v) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of such written notice notifying you of such breach, or material breach by you of any confidentiality agreement with the Company.

9.           Tax Implications of Termination Payments.  Subject to this Section 9, any payments or benefits required to be provided under Section 7 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 7:

(a)
It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(c)	If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

i.
Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

ii.
Each installment of the payments and benefits due under Section 7 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

10.           Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

11.            Other Agreements.  You represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

12.            Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

13.            General.

(a)
Entire Agreement; Modification.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b)
Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Company equity incentive plan document referred to in this Agreement, then the terms of this Agreement shall govern and control.  Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(c)	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)	Arbitration.

i.
Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

iv.
The parties agree that this Section 13(d) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 13(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.
The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof

(e)
Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or FedEx) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  CEO, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the address in your then-current employment records.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)
Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

14.            Acceptance. You may accept the amended and restated terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

Agreed:

/s/ Jeffrey M. Snider
Jeffrey M. Snider
Date: May 22, 2017